Exhibit 99.1

Occidental Enters into Definitive Agreement with Carl C. Icahn

Three New Directors Appointed to Board in Addition to New Chairman
Icahn to Support All Occidental Nominees for Election at 2020 Annual Meeting

HOUSTON, TX – March 25, 2020 – Occidental Petroleum Corporation (“Occidental” or the “Company”) (NYSE: OXY) announced today that it has entered into an agreement with Carl C. Icahn and affiliated entities (the “Icahn Group”) to add three new Icahn designated directors to Occidental’s Board.

Pursuant to the agreement, effective immediately Andrew Langham, Nicholas Graziano and Margarita Paláu-Hernández have been appointed to Occidental’s Board of Directors (the “Board”) as new independent directors. Existing directors Spencer Abraham, Eugene Batchelder, Margaret M. Foran and Elisse B. Walter will retire from the Board effective at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). With today’s appointments and planned retirements and the previously announced appointment of Stephen I. Chazen as Chairman of the Board, following the 2020 Annual Meeting of Stockholders, the Board will be comprised of 11 directors, 10 of whom are independent.

“We are pleased to reach this agreement with Carl Icahn, and we look forward to working with Carl Icahn’s Board members and the rest of the Board and management as a team to navigate the current difficult environment,” said Stephen I. Chazen, Chairman of the Board.

Carl C. Icahn commented: “We believe Oxy is a good company with good assets.  We are pleased to have reached this settlement and can now focus on working with Steve Chazen to enhance value for all Oxy stockholders.”

Occidental has also adopted certain corporate governance-enhancing amendments to its amended and restated by-laws, effective immediately, and agreed to recommend that the Occidental stockholders adopt amendments to Occidental’s restated certificate of incorporation at the 2020 Annual Meeting that enhance stockholder rights to act by written consent, call special meetings and nominate directors.

The new directors will be represented on the committees of the Board and newly formed committees as set forth in the agreement.  The Board has also agreed to create an Oversight Committee that will include two of the Icahn directors.  The Oversight Committee will work closely with management to provide regular Board input and oversight, and, along with the Board, will be apprised of any inquiries or indications of interest relating to the Company or its assets.

The Icahn Group has withdrawn its slate of director nominees and stockholder proposals at the 2020 Annual Meeting and agreed to vote in favor of the Board’s director nominees and amendments to Occidental’s restated certificate of incorporation that enhance Occidental’s corporate governance. The Icahn Group owns approximately 9.9% of the outstanding shares of the Company’s common stock.

Under the agreement, the Icahn Group will petition the Delaware Supreme Court to withdraw its pending appeal before the Court relating to the Icahn Group’s books and records request under Section 220 of the Delaware General Corporation Law. The Icahn Group has also agreed to certain other customary voting and standstill provisions.

Messrs. Langham and Graziano and Ms. Paláu-Hernández will each initially serve a term expiring at the 2020 Annual Meeting and the Company has agreed to include each of them on its slate of nominees for election as directors at the 2020 Annual Meeting.

The complete agreement by and among Occidental, the Icahn Group and the other parties thereto will be filed on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

About Occidental

Occidental is an international oil and gas exploration and production company with operations in the United States, Middle East and Latin America. We are the leading producer and largest acreage holder in the Permian Basin. Occidental is advancing a lower-carbon future with our subsidiary Oxy Low Carbon Ventures, which promotes innovative technologies that drive cost efficiencies and economically grow our business while reducing emissions. Occidental’s midstream and marketing segment provides flow assurance for our oil and gas segment, while maximizing the value of our products. OxyChem, our chemical subsidiary, is among the top three U.S. producers for the principal products it manufactures and markets. Occidental posts or provides links to important information on our website at oxy.com.

Forward Looking Statements

This communication contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about Occidental’s expectations, beliefs, plans or forecasts. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which involve factors or circumstances that are beyond Occidental’s control. Actual results may differ from anticipated results, sometimes materially, and reported or expected results should not be considered an indication of future performance.

Factors that could cause actual results to differ and that may affect Occidental’s results of operations and financial position appear in Part I, Item 1A "Risk Factors" of Occidental’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Occidental’s other filings with the SEC.

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication and, unless legally required, Occidental does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

Additional Information and Where to Find It

Occidental intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Occidental’s 2020 Annual Meeting of Stockholders. This communication is not a substitute for any proxy statement or other document that Occidental may file with the SEC in connection with any solicitation by Occidental.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY OCCIDENTAL AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION BY OCCIDENTAL. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Occidental free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Occidental will also be available free of charge by accessing Occidental’s website at www.oxy.com.

Participants

Occidental, its directors and executive officers and other members of management and employees are or will be participants in the solicitations of proxies by Occidental. Information about Occidental’s executive officers and directors, and their ownership of Occidental by security holdings or otherwise, is available in Occidental’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 28, 2020, in its proxy statement for the 2019 Annual Meeting which was filed with the SEC on March 28, 2019 and in its Form 8-Ks filed with the SEC on January 7, 2020 and March 24, 2020. To the extent holdings of Occidental securities reported in the proxy statement for the 2019 Annual Meeting or in such Form 8-K have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Contacts
Media:
Melissa E. Schoeb
713-366-5615
melissa_schoeb@oxy.com

or

Investors:
Jeff Alvarez
713-215-7864
jeff_alvarez@oxy.com

Dan Burch
MacKenzie Partners, Inc.
212-929-5748
dburch@mackenziepartners.com